Exhibit 21.1

Anchiano Therapeutics Ltd.

List of Subsidiaries

Name	Jurisdiction of Incorporation	Parent	% Ownership
Anchiano Therapeutics Israel Ltd.	Israel	Anchiano Therapeutics Ltd.	100%

Anchiano Therapeutics, Inc.	Delaware	Anchiano Therapeutics Israel Ltd.	100%